Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date:         August 4, 2004               3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact:              Casey McManemin                             (214) 559-0300

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           DORCHESTER MINERALS, L.P. ANNOUNCES SECOND QUARTER RESULTS

        DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the second quarter ended June 30, 2004 of $7,308,000, or $0.26 per common unit.

        A comparison of the Partnership's results for the three and six month periods ending June 30, 2004 and 2003, are set forth below:

                             Three Months Ended           Six Months Ended
                                  June 30,                    June 30,
                        ---------------------------- ---------------------------
                        -------------- ------------- ------------- -------------
                              2004          2003          2004         2003
                         ------------- ------------- ------------- -------------
 Net Operating Revenues  $ 13,380,000  $ 11,300,000  $ 26,821,000  $ 25,256,000
 Depreciation, Depletion,
   Amortization            (5,022,000)   (6,672,000)  (10,323,000)  (11,643,000)
 Non-Cash Impairment                -   (22,214,000)            -   (22,214,000)
 All Other Expenses, Net   (1,050,000)   (1,342,000)   (2,539,000)   (6,384,000)
                         ------------- ------------- ------------- -------------
 Net Earnings (Loss)     $  7,308,000  $(18,928,000) $ 13,959,000  $(14,985,000)
                         ============= ============= ============= =============
 Net Earnings (Loss)
  Per Common Unit        $       0.26  $      (0.68) $       0.50  $      (0.60)


        The Partnership's net operating revenues during the three months ending June 30, 2004 are higher than the same 2003 period primarily as a result of increased crude oil and natural gas sales prices. Depreciation, depletion and amortization decreased in 2004 compared to 2003 mainly as a result of a 2003 non-cash impairment which reduced the 2004 depletion basis. Net other expenses decreased during the second quarter 2004 compared to 2003 due primarily to the receipt of litigation settlements in 2004 and payment of organizational costs in 2003. Net earnings comparison of 2004 to 2003 periods are impacted by the 2003 non-cash impairment charge in accordance with full-cost accounting rules and by January 2003 charges by a predecessor entity prior to the January 31, 2003 creation of the Partnership. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

        Dorchester Minerals, L.P. is a Dallas area based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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